EXHIBIT 99.1
News Release

CMC ANNOUNCES QUARTERLY DIVIDEND OF $0.18 PER SHARE

Irving, Texas - January 2, 2025 - Today, January 2, 2025, the board of directors of Commercial Metals Company ("CMC" or the "Company") (NYSE: CMC) declared a regular quarterly cash dividend of $0.18 per share of CMC common stock. CMC’s 241st consecutive quarterly dividend will be paid on January 30, 2025, to stockholders of record as of the close of business on January 16, 2025.

About CMC

CMC is an innovative solutions provider helping build a stronger, safer and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, CMC offers products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial and energy generation and transmission.

Media Contact:
Susan Gerber
214.689.4300